UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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QUALCOMM INCORPORATED

(Name of Registrant as Specified in Its Charter)

BROADCOM LIMITED

BROADCOM CORPORATION

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2018 ANNUAL MEETING OF STOCKHOLDERS

OF

QUALCOMM INCORPORATED

PROXY STATEMENT

OF

BROADCOM LIMITED

BROADCOM CORPORATION

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This proxy statement supplement (this “Proxy Supplement”) supplements, updates and amends the definitive proxy statement of Broadcom Limited (“Broadcom Limited”) and its subsidiary, Broadcom Corporation (“Broadcom Corporation”) (throughout this Proxy Supplement, we sometimes refer to Broadcom Limited and Broadcom Corporation together as “Broadcom”, “we”, “our” or “us”) filed with the Securities and Exchange Commission (the “SEC”) on January 5, 2018 (the “Proxy Statement”) regarding the annual meeting of stockholders of Qualcomm Incorporated (“Qualcomm”), which Qualcomm has announced is scheduled to be held on March 6, 2018 at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, at 8:00 a.m. Pacific Time, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “Annual Meeting”). The Proxy Statement was first mailed to Qualcomm’s stockholders on or around January 5, 2018.

This Proxy Supplement contains important supplemental information to the Proxy Statement and should be read in conjunction with the Proxy Statement. Except as supplemented, updated or amended by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy in advance of the Annual Meeting or in person at the Annual Meeting. To the extent that information in this Proxy Supplement differs from, conflicts with, or updates information contained in the Proxy Statement, the information in this Proxy Supplement is more current and shall prevail. Terms used and not otherwise defined in this Proxy Supplement have the respective meanings ascribed to such terms in the Proxy Statement.

This Proxy Supplement is dated February 5, 2018.

Supplemental Disclosures

The disclosure under the heading “Background of the Solicitation” beginning on page 9 of the Proxy Statement is hereby supplemented by adding at the end of such section the following:

On February 2, 2018, a representative of Broadcom reached out to a representative of Goldman, Sachs & Co. (“Goldman Sachs”), financial advisor to Qualcomm, and a representative of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), legal counsel to Broadcom, reached out to a representative of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), legal counsel to Qualcomm, to provide details and terms of a substantially improved proposal from Broadcom in the hope that Broadcom’s improved proposal, including a substantial increase in the offer consideration and significant regulatory commitments, would form the basis for productive dialogue between the companies. A representative of Moelis & Company LLC (“Moelis”), financial advisor to Broadcom, also attempted to contact a representative of Goldman Sachs to provide the details and terms of the improved proposal. The representative of Goldman Sachs responded to the representative of Moelis that he had received the request to speak and would check with Qualcomm. Representatives of Broadcom, Moelis and Wachtell Lipton received no further communications from representatives of Qualcomm, Goldman Sachs or Paul Weiss seeking to learn the terms of the improved proposal, or otherwise.

Given the absence of a response from Qualcomm or its advisors, on February 5, 2018, Broadcom sent a letter, the text of which is copied below, to the Qualcomm Board outlining the details and terms of the proposal that Broadcom had sought to communicate to representatives of Qualcomm. In the letter, Broadcom proposed to acquire all outstanding shares of common stock of Qualcomm for an aggregate of $82.00 per Qualcomm share, consisting of $60.00 in cash and the remainder in Broadcom shares. The letter also provided additional information regarding agreements and commitments Broadcom was willing to include in a definitive agreement. Broadcom also issued a press release on February 5, 2018 announcing the revised proposal. The press release included a copy of the proposal letter.

February 5, 2018

Board of Directors

Qualcomm Incorporated

5775 Morehouse Drive

San Diego, CA 92121

Dear Members of the Board of Directors:

Broadcom remains committed to acquiring Qualcomm, and we write to present to you our best and final offer.

•	Broadcom is prepared to acquire Qualcomm for an aggregate of $82.00 per Qualcomm share, consisting of $60.00 in cash and the remainder in Broadcom shares.

•	Broadcom is prepared to pay a “ticking fee” providing for an increase in the cash consideration payable to Qualcomm stockholders if the transaction is not consummated by the one-year anniversary of entering into a definitive agreement.

•	Broadcom is prepared to pay to Qualcomm a significant “reverse termination fee” in an amount appropriate for a transaction of this size in the unlikely event we are unable to obtain required regulatory approvals.

•	Broadcom is willing to agree to a regulatory efforts provision that is at least as favorable as the one Qualcomm provided to NXP.

•	Broadcom has fully negotiated commitment papers with its financing sources in an amount sufficient to fully fund the transaction.

•	The Broadcom Board is prepared to invite Paul Jacobs and one other current Qualcomm director to join the combined company’s board upon completion of the transaction.

Our offer is premised on the following conditions:

•	Either Qualcomm acquiring NXP on the currently disclosed terms of $110 per NXP share or the transaction being terminated.

•	Qualcomm not delaying or adjourning its annual meeting past March 6, 2018.

Broadcom’s offer represents a 50% premium over the closing price of Qualcomm common stock on November 2, 2017, the last unaffected trading day prior to media speculation regarding a potential transaction, and a premium of 56% to Qualcomm’s unaffected 30-day volume-weighted average price.

Our proposal includes substantially more Broadcom stock, which will allow Qualcomm stockholders a greater opportunity to participate in the upside created by the combined company’s strategic and operational advantages. Broadcom’s track record demonstrates our ability to consistently accelerate share price appreciation following acquisitions and indicates a substantial likelihood that we will exceed our synergies expectations.

This proposal to acquire Qualcomm is extremely compelling compared to any other alternative available to Qualcomm, with or without the acquisition of NXP, and we believe any responsible board would engage with us, without further delay, to turn this proposal into an executed definitive agreement. We continue to hope you choose to engage with us for the benefit of your stockholders. However, we will withdraw this proposal and cease our pursuit of Qualcomm immediately following your upcoming annual meeting unless we have entered into a definitive agreement or the Broadcom-nominated slate is elected.

This letter does not constitute a binding obligation or commitment of either company to proceed with any transaction. No such obligations will in any event be imposed on either party unless and until a mutually acceptable definitive agreement is formally entered into by both parties.

Sincerely,

Hock Tan

President and Chief Executive Officer